EXHIBIT 5.1

Legal Opinion and Consent of Counsel

February 10, 2010
Novi & Wilkin
Attorneys At Law
1325 Airmotive Way, Ste 140
Reno, Nv 89502
775-232-1950  775-201-8331 fax

OPINION OF COUNSEL AND CONSENT OF COUNSEL

TO: Board of Directors
Global Smoothie Supply, Inc.
RE: Registration Statement on Form S-1

Gentlemen:

As counsel to Global Smoothie Supply, Inc., a Texas corporation (the "Company"), we have participated in the preparation of the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 1,626,604 shares of the Company's common stock at $0.00 par value by 57 selling shareholders and 20,000,000 shares of the companies common stock being sold via the company. As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. We have also examined the applicable laws of the State of Texas, provisions of the Texas Constitution, and reported judicial decisions interpreting such laws. Based upon such examinations, we are of the opinion that the shares of the Company's common stock to be offered pursuant to the Registration Statement are validly issued, fully paid and non-assessable shares of the shares of the common stock of the Company.

We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement on Form S-1 filed by the Company and the reference to our firm contained therein under "Interest of Named Experts and Counsel".

Sincerely,

/s/ Novi & Wilkin, Attorneys’ at Law.
Novi & Wilkin
Reno, Nv 89502

DATED: February 9th 2010